Exhibit 10.6


 Summary of the material terms of the PBG Executive Incentive Compensation Plan


The following description of The Pepsi Bottling Group, Inc ("PBG") Executive Incentive Compensation Plan (the "EICP") is qualified in its entirety by reference to the EICP.

Background
----------

The EICP was adopted by the Board of Director's Compensation and Management Development Committee (the "Committee") on March 3, 2000, subject to shareholder approval. PBG shareholders approved the EICP at the annual meeting of shareholders held on May 24, 2000. A description of the EICP may be found in the PBG Proxy Statement (the "Proxy") for such annual meeting.

Incentive payments made under the EICP are intended to qualify as "performance based" compensation that is exempt from the one million dollar deduction limit imposed by Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code").

Eligibility and Awards
----------------------

Executive officers of PBG are eligible to receive annual incentive compensation under the EICP based on achievement of pre-established performance goals.

These goals are established and certified annually by PBG's independent directors in accordance with the requirements of Section 162(m) of the Code, through action by the Committee. Section 162(m) targets are established annually by the Committee and each target is accompanied by a maximum award amount. No award is made if the minimum Section 162(m) target is not met. Currently,
Section 162(m) targets are based on earnings per share. In determining whether a
Section 162(m) target has been attained, to the extent consistent with the principles of Code Section 162(m), the Committee may adjust for capitalization changes, special charges, accounting or tax law changes and certain other extraordinary or nonrecurring events.

In determining  the cash award payable to an executive  officer when one or more
Section 162(m) targets have been met, the Committee may exercise negative discretion to reduce the amount of the applicable pre-established maximum award. The exercise of this negative discretion is primarily guided by applying additional pre-established targets that are defined in terms of earnings per share or, in the case of certain executive officers, performance of PBG in specified markets that are appropriate to the executive officer (with adjustments for certain extraordinary or nonrecurring events). To the extent deemed appropriate by the Committee, qualitative factors may also be considered in applying the Committee's negative discretion. The bonus opportunity under these pre-established targets, which guide the Committee's exercise of negative discretion, is determined in light of the Committee's periodic examination of annual incentive levels provided to executives by a peer group made up of comparably sized companies from the consumer goods, bottling, retail and service industries, and they are intended to result in comparable compensation for PBG executive officers to the extent consistent with performance.


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These  annual  cash  incentives  and  related  performance  goals are more fully described annually in the Proxy, in the section entitled "Compensation Committee Report on Executive Compensation". The actual incentive award amounts under the EICP for PBG's Chief Executive Officer and four most highly compensated
executive   officers  are  set  forth  annually  in  the  Proxy in  the  Summary
Compensation Table.